Exhibit 99.1
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Press Release                                  Source: STAAR Surgical Company

              STAAR Surgical Reports Third Quarter 2003 Results

      Thursday October 30, 4:20 pm ET

      U.S. Sales Up 5% in Third Quarter

      Specialty Lens Sales Grew 22%

      ICL Unit Sales Up 15%

      Company Records a $2.1 Million Write-Down of Patents and Reverses $1.7 Million of Reserves Against Former Officer's Notes

      SEC Review of STAAR Financials Completed

MONROVIA, Calif., Oct. 30 -- STAAR Surgical Company (Nasdaq: STAA - News), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its third quarter which ended October 3, 2003.

Total product sales for the quarter were $11,927,000 up 7.6% from the comparable period one year ago. Excluding the impact of changes in currency exchange rates, product sales were up 2% from the comparable period one year ago. Total revenue for the quarter was also $11,927,000 up 6.5% from $11,201,000 reported in the same period one year ago. Last year's difference between total revenue and product sales was the result of royalties previously generated by technology licenses that terminated as of March 31, 2003.

During the quarter, the Company wrote down $2.1 million (net book value) in capitalized patent costs in connection with its routine evaluation of patent costs in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144) -- Accounting for the Impairment of Long-Lived Assets. The write-down related to patents acquired in the purchase of its majority interest in Circuit Tree Medical, a developer and manufacturer of phacoemulsification equipment, whose ongoing operations were moved to the Company's Monrovia, CA facility during the quarter. STAAR acquired the interest in Circuit Tree Medical in December 1999. The $2.1 million charge was partially offset by the reversal of $1.7 million of reserves against former officer's notes which were paid during the quarter resulting in net charges of $400,000.

Gross margins were 55.2% which compared very favorably with the 50.2% reported in the same period one year ago. Comparable operating expenses (excluding the previously disclosed net charge of $400,000 in the third quarter of 2003 and $230,000 in employee separation costs incurred in the third quarter of 2002) increased to $8,695,000, or 23%, compared with the same period one year ago and reflect a 32% increase in spending for research and development activities as well a 26% increase in marketing and selling expenses. The increased spending in research and development related to increased headcount, new and existing product development, and costs associated with the U.S. FDA panel meeting to


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review the  ICL(R) and the  potential  upcoming  launch of the  product in early
2004.  The  increased  spending  in  marketing  and  selling  was the  result of increased salaries and travel, one-time employee relocation costs, a loss on disposal of a trade show booth and consulting and promotional activities in preparation for the potential launch of the ICL. "To help offset this increase
in  expenditure  we  continue  to  rigorously   streamline  our  U.S.  operating
infrastructure. The integration of our phacoemulsification business at Circuit Tree Medical will provide substantial annual savings to counterbalance this planned increase in sales and marketing expenses," said David Bailey, President and CEO of STAAR Surgical.

General and administrative expenses were up 11% in the quarter from third quarter 2002 levels primarily as a result of an increase in professional services expenditures for the SEC inquiry the Company made during the quarter related to its accounting for former officer's notes.

Net loss for the quarter was $2,710,000, or $0.15 per share. This result includes the net charge of $400,000 recorded during the quarter. Excluding the net charge, net loss per share for the quarter would have been $0.13. This compares with a net loss of $2,144,000 million, or $0.12 per share during the same period one year ago. Excluding the $230,000 charge the Company took in the third quarter of 2002 in conjunction with employee separation, net loss for the third quarter of 2002 would have been $1,914,000 or $0.11 per share.

"During the third quarter, we began to achieve our goal of turning around the U.S. base cataract business," continued Mr. Bailey. "Total U.S. sales were up 5% from the third quarter of last year. This performance was led by a 28% increase in Collamer(R) lens sales, where growth has continued to accelerate. Toric lens sales also continued to gain momentum and were up 10% during the quarter.

"In our international business, sales were flat compared to the same quarter last year when excluding the impact of exchange. This reflects a higher than normal impact from the seasonality we expect in Europe during the summer months. Despite this, international ICL unit sales increased by 15% versus the same quarter last year, led by growth in selected international geographies including Australia. International revenue represents 53% of our total revenue for the first nine months of the year," continued Mr. Bailey.

For the nine-month period ended October 3, 2003, total sales were $37,656,000, up 8.4% from the comparable nine-month period of 2002. Excluding the impact of exchange, sales were up 0.5% to the comparable nine-month period of 2002. Total revenues for the same nine-month period of 2003 increased 7.7% from the same period of 2002. Net loss per share for the nine-month period ended October 3, 2003 was $0.28, compared with a net loss of $0.41 per share reported during same period for last year. Without the net charge taken during the quarter, net loss for the first nine months of 2003 would have been $0.25. Without the costs related to employee separation and a one-time income tax benefit, net loss for the first nine months of 2002 would have been a loss of $0.38 per share.

"We also achieved our goal of appearing before the FDA Ophthalmic Devices panel on October 3, 2003. Obviously, we are delighted with the panel's recommendation to approve the ICL for commercialization in the U.S. for the full diopter range requested in our PMA," Mr. Bailey continued. "Although the FDA is not bound by its decision, we believe that the panel's exhaustive review of the ICL and the


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subsequent  vote of confidence are important steps in the approval  process.  We believe we remain on track to commercialize the ICL in the U.S. during early 2004. Our technology is extremely complementary to existing treatments for near-sightedness and in cases involving extremely high levels of myopia will offer the only treatment available.

"With potential FDA approval pending, we are also beginning to see the build-up of interest from U.S. doctors," Mr. Bailey continued. "This is further evidence of the critical scientific and medical mindshare that the ICL continues to garner. As evidenced by the increase in marketing and selling expenses, we are strategically preparing for an early 2004 commercial launch. There is clearly a significant potential market opportunity for the ICL. We intend to fully capitalize on this opportunity by carefully planning and effectively executing in the U.S. market. The entire STAAR team is committed to this goal.

"More than 300 doctors have already signed up for a symposium at the upcoming AAO conference in Anaheim in November designed to educate doctors about the use of phakic IOLs like our ICL as a compliment to corneal refractive surgery," continued Mr. Bailey. "We will have a major presence at the conference and have planned a variety of presentations during the meeting that will span topics ranging from the biocompatibility of our patented Collamer material to insight on how doctors can achieve successful results in the implantation of the ICL."

SEC Review of Financials Completed

During the quarter, STAAR initiated discussions with the Office of the Chief Accountant of the SEC regarding STAAR's historical method of accounting for promissory notes received from former officers and directors in connection with the exercise of stock options. On October 29, 2003, the Office of the Chief Accountant advised STAAR that determining the appropriate accounting treatment is highly dependent on the specific facts and circumstances, and rather than express a view on how STAAR accounted for these transactions, advised STAAR that management and its auditors should carefully evaluate the attendant facts and circumstances, together with all relevant audit evidence in assessing whether STAAR applied the proper accounting treatment. STAAR and its auditors, BDO Seidman, LLP, have thoroughly reviewed the facts and circumstances of the officers' and directors' promissory notes and have determined that the notes were accounted for appropriately except with regard to interest income as noted below and no other adjustments to historical financial statements will be required.

During the course of these discussions with the SEC, it was noted that interest income on the notes was being recorded on a cash basis rather than on an accrual basis required by Generally Accepted Accounting Principles (GAAP). The Company has determined that this is an accounting error which will require restatement of its financial statements for the years ended December 29, 2000, December 28, 2001, and January 3, 2003, the first quarter ended April 4, 2003, and the second quarter ended July 4, 2003 by increasing (decreasing) other income (expense) by ($280,967), ($161,479), $225,595, ($211,065), and ($53,104), respectively.

STAAR exited the third quarter with approximately $9,861,000 in cash and cash equivalents on its balance sheet compared with $1,009,000 at the end of the fourth quarter of 2002. STAAR had $3,257,000 in debt at the end of the third quarter of 2003.

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Looking ahead,  Mr. Bailey offered this outlook for the full year 2003. "For the full year we believe that we will generate single digit sales growth overall, with the U.S. market continuing to grow during the fourth quarter. This positive trend in the U.S. will continue to help drive gross margin. We will continue to allocate an appropriate portion of our R&D budget to further develop new injector systems and build a true core competence within STAAR Surgical to complement our implant technology. This will have a lasting impact on implant sales going forward. As we continue to ramp up sales and marketing expenses for the U.S. ICL launch, we will remain focused on containing other expenses. Given all that is happening with the ICL we believe that we will reach operating profitability during the second half of next year, assuming an early 2004 U.S. launch of the ICL."

Use of Non-GAAP Measures

The Company believes that non-GAAP measures of earnings per share before charges associated with the write-down of patents partially offset by the reversal of reserves on officer's notes, before charges associated with employee separation and before the impact of a tax benefit are appropriate measures for evaluating the operating performance of the Company. The Company believes that providing these measures without regard to the charge taken in the third quarter of 2003, the charges associated with employee separation and subsidiary closures taken in 2002 and excluding the impact of an income tax benefit in the third quarter of 2002, will allow investors and others to more thoroughly evaluate operating results and in turn, allow them to judge the Company's operating progress.

Conference Call

The Company will host a conference call and webcast today, October 30, 2003 at 4:30 p.m. EST to discuss the Company's third quarter results and current corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2050 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EST on Saturday, November 1, 2003 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 555304#. To access the live webcast of the call, go to STAAR Surgical's website at www.staar.com. An archived webcast will also be available at www.staar.com

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary Implantable Contact Lens(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 30,000 eyes worldwide.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements and does intend to do so.

    CONTACT:   Investors                          Media
               EVC Group                          EVC Group
               Douglas Sherk, 415-896-6820        Sheryl Seapy, 415-272-3323
               Jennifer Cohn, 415-896-6820

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                            STAAR Surgical Company
                 Condensed Consolidated Statements of Income
                     (In 000's except for per share data)
                                  Unaudited


                             Three Months Ended           Nine Months Ended

                          October 3,   September 27, October 3,  September 27,
                            2003           2002         2003           2002

    Sales                  $11,927       $11,085      $37,656       $34,725
    Royalties                    0           116           48           295
        Total revenues      11,927        11,201       37,704        35,020

        Total cost of
         goods sold          5,340         5,580       17,082        17,664

    Gross profit             6,587         5,621       20,622        17,356

      General and
       administrative        2,324         2,086        6,829         6,786
      Marketing and
       selling               5,048         4,000       13,629        12,502
      Research and
       development           1,323         1,002        3,874         3,055
      Other charges            390           230          390         1,455
        Total selling,
         general and
         administrative
         expenses:           9,085         7,318       24,722        23,798

    Operating loss          (2,498)       (1,697)      (4,100)       (6,442)

    Total other income
     (expense)                  27          (155)         188          (849)

    Loss before
     income taxes           (2,471)       (1,852)      (3,912)       (7,291)

    Income tax
     provision (benefit)       215           222          859          (406)

    Minority interest           24            70           66           165

    Net loss               ($2,710)      ($2,144)     ($4,837)      ($7,050)


    Net loss
     per share              ($0.15)       ($0.12)       ($0.28)      ($0.41)


    Weighted average
     shares outstanding     18,281        17,182       17,504        17,168


    Proforma Loss Per Share
    Net loss
     per share            $(2,710)      $(2,144)     $(4,837)      $(7,050)

    Other charges              390           230          390         1,455
    Income tax benefit          --            --           --         (958)

    Proforma loss
     per share             $(2,320)      $(1,914)     $(4,447)      $(6,553)

    Proforma net
     loss per share         $(0.13)       $(0.11)       $(0.25)      $(0.38)